Exhibit 5.1

                                  Beggs & Lane
                   A Registered Limited Liability Partnership
                              Post Office Box 12950
                            Pensacola, Florida 32591


                                November 7, 2006


Gulf Power Company
One Energy Place
Pensacola, Florida 32520

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as general counsel to Gulf Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus, filed with the Securities and Exchange Commission (the "Commission") on November 6, 2006 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended (the "Act"), of, among other things, (1) Class A Preferred Stock (the "Class A Preferred Stock") to be issued by the Company, (2) Preference Stock (the "Preference Stock") to be issued by the Company and (3) Depositary Preference Shares, each representing a fraction of a share of Preference Stock (the "Depositary Preference Shares") to be issued by the Company. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Registration Statement.

         We are of the opinion that, upon compliance with the pertinent provisions of the Act and the Trust Indenture Act of 1939, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, and upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, when the Class A Preferred Stock, the Preference Stock and the Depositary Preference Shares each have been issued and sold upon the terms specified in an appropriate order of the Florida Public Service Commission:

                  (1) Upon the filing of articles of amendment to the amended and restated Articles of Incorporation of the Company (the "Articles") in the Office of the Secretary of State of the State of Florida establishing the rights and preferences of such series of Class A Preferred Stock, and when certificates for such Class A Preferred Stock have been executed, countersigned and registered in accordance with such resolutions of the Board of Directors and the By-Laws of the Company, such shares of Class A Preferred Stock will be legally issued, fully paid and non-assessable shares of the Company and the holders and owners thereof will be entitled to all the rights and preferences to be set forth in the Articles, as amended.

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                  (2) Upon the filing of articles of amendment to the Articles in the Office of the Secretary of State of the State of Florida establishing the rights and preferences of such series of Preference Stock, and when certificates for such Preference Stock have been executed, countersigned and registered in accordance with such resolutions of the Board of Directors and the By-Laws of the Company, such shares of Preference Stock will be legally issued, fully paid and non-assessable shares of the Company and the holders and owners thereof will be entitled to all the rights and preferences to be set forth in the Articles, as amended.

                  (3) Upon due authorization, execution and delivery of the Deposit Agreement pursuant to which Depositary Receipts evidencing the Depositary Shares are to be issued, upon the delivery to the Depositary of duly authorized and validly issued Preference Stock which is represented by the Depositary Shares and upon the Depositary Receipts evidencing the Depositary Shares being duly issued against deposit of the Preference Stock in accordance with the Deposit Agreement, the Depositary Shares will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the Depositary Receipts will be legally issued and will entitle the holders to the rights in respect of the Depositary Shares and the Preference Stock represented thereby specified in such Depositary Receipts and the Deposit Agreement.

         In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, (ii) there shall not have occurred any change in law affecting the validity or enforceability of such security and
(iii) the Deposit Agreement will be the valid and legally binding obligation of the depositary named therein. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         We are members of the Florida Bar and we do not express any opinion herein concerning any law other than the law of the State of Florida.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion may not be relied upon by you for any other purpose or furnished or quoted to or relied upon by, any other person, firm or entity for any purpose, without our prior written consent.

                                Very truly yours,

                                 /s/Beggs & Lane